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                                                                    EXHIBIT 99.1

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
CONTACTS:                       Investor Relations:                       Media:

James A. Smith                  Gary S. Maier                             Robert Shapiro
Chief Financial Officer         Senior Vice President, Principal          Senior Vice President
Electronics Boutique            PondelWilkinson MS&L                      MS&L
(610) 430-8100                  (310) 207-9300                            (212) 213-7115
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                      ELECTRONICS BOUTIQUE APPOINTS NEW CEO

      -RETIRING CHIEF EXECUTIVE REMAINS ON BOARD; COO AND CFO ALSO NAMED -

     WEST CHESTER, PA -- JUNE 7, 2001 -- Electronics Boutique Holdings Corp.

     (Nasdaq: ELBO) today announced the promotion of Jeffrey W. Griffiths as the company's new President and Chief Executive Officer, replacing retiring Joseph
J. Firestone, 69, effective June 11, 2001.

     Griffiths, 50, most recently held the position of Senior Vice President of Merchandising and Distribution. He joined Joe Firestone at Electronics Boutique in 1984 and has been instrumental in forging the direction and growth of the company. He currently serves as a board member of the Interactive Entertainment Merchants Association and also has long-term relationships with leading industry publishers.

     "Jeff has worked closely with Joe Firestone for the past seventeen years. His exceptional industry knowledge and broad management experience is a skill set ideally suited to lead our organization. This transition assures continuity of the strong and experienced management team that has enabled Electronics Boutique to become the premier company in its industry," said James J. Kim, Chairman of Electronics Boutique.

     "For nearly two decades, Joe Firestone's vision and commitment have enabled Electronics Boutique to grow from $14 million in sales to approximately $770 million. We are delighted that he has agreed to continue to serve as a special advisor to the Chairman and as a member of the board," Kim said.

     The company also announced that John R. Panichello, 39, who most recently served as Senior Vice President and Chief Financial Officer, has been promoted to the position of Chief Operating Officer. He has held a variety of positions since joining the company in 1994 and has been instrumental in developing new store formats for Electronics Boutique, such as EB GameWorld and Brandywine Collectibles.

     James A. Smith, 45, has been elevated to the position of Chief Financial Officer. He most recently served as the company's Senior Vice President of Finance. Smith has held a variety of positions with Electronics Boutique during his eight-year tenure and has played a major role in guiding its financial operations.

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     Electronics Boutique is among the world's largest specialty retailers dedicated exclusively to video game hardware and software, PC entertainment, PC productivity and educational software and accessories. The company currently operates 775 stores in 46 states and Puerto Rico, Australia, Canada, Denmark, New Zealand, Norway and South Korea -- primarily under the names Electronics Boutique, EB GameWorld, EBKids and Stop 'N Save Software. The company operates an e-commerce website at www.ebgames.com. Additional company information is available at www.ebholdings.com.

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